IMPORTANT SHAREHOLDER INFORMATION
Please Vote promptly.

Why am I receiving this letter?
You were a shareholder of record of Madison Covered Call & Equity Strategy Fund (“MCN”) on September 15, 2023, the record date of the proxy statement you previously received.

At a Special Meeting of Shareholders scheduled November 30, 2023, we are seeking shareholder approval of a new investment advisory agreement (the “Agreement”) between MCN and the Adviser (the “Proposal”).

How does the Board recommend I vote?
•The Board has reviewed the new Agreement which provides substantially similar services to the existing Agreement. There are no changes to the Fund’s management fees, day-to-day operations, investment objectives, strategies, principal risks, or portfolio management teams.

•The Board of Trustees unanimously recommends a vote “FOR” the Proposal.

How do I vote?
Voting is quick and easy and will only take a minute of your valuable time using one of the following options:

Vote Online	Vote by Phone	Vote by Mail
Using the website noted on the enclosed proxy card or voting instruction form	By calling the toll-free number on the proxy card or voting instruction form.	By completing and returning the proxy card or voting instruction form in the postage-paid envelope

Speak with a Proxy Specialist. Call 1-866-963-5820 with any questions. Specialists can assist with voting. Available Monday through Friday from 9 a.m. – 11 p.m. ET and Saturday from noon – 6 p.m. ET.

The proxy materials previously sent to you contain important information; please read them carefully. Copies of the proxy statement are available for free on the Securities and Exchange Commission’s website at www.sec.gov or by visiting www.madisonfunds.com/MCNproxy or by calling a Proxy Specialist toll-free at 1-866-963-5820